Exhibit 4.5

                                    YOUNG LLC
                                  Harbour House
                                    2nd Floor
                                  P.O. Box 972
                                    Road Town
                         British Virgin Island, Tortola

                                          February 3, 2000

Interactive Technologies.Com, Ltd.
110 East Atlantic Avenue
Suite 400
Delray Beach, Florida 33444
Attention: President

      Re:   Interactive Technologies.Com, Ltd., (the "Company")

Gentlemen:

      Reference is made to the Common Stock Purchase Agreement (the "Purchase Agreement"), of even date hereof, between the Company and the undersigned (the "Purchasers").

      During the eighteen (18) month period following the Effective Date, the Purchasers additionally commit, subject to and upon the terms and conditions hereof, to purchase from the Company, and the Company shall sell to the Purchasers shares of Common Stock (the "Additional Shares") for an aggregate purchase price of up to $16,000,000 at a price equal to 90% of the two (2) lowest closing bid prices of the Common Stock (not necessarily consecutive) for the ten (10) trading days prior to each Additional Financing Notice.

      The commitment of the Purchasers set forth in this letter is subject to the terms, conditions and qualifications set forth below:

      1. Additional Documentation. In order to effectuate a purchase and sale of the Additional Shares, prior to their issuance, the Company and the Purchasers shall enter into the following agreements: (a) a securities purchase agreement (the "Additional Purchase Agreement") setting forth the terms and conditions of the purchase and sale, and (b) a registration rights agreement identical to the Registration Rights Agreement (the "Additional Registration Rights Agreement", and together with the Additional Purchase Agreement, collectively the "Additional Transaction Documents"). The Purchasers shall prepare the Additional Transaction Documents, which shall be in form mutatis mutandis to the initial Transaction Documents.

      2. The Additional Closing. (i) The Company shall have the right to deliver

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one or more written notices to the Purchasers (the "Additional Financing
Notice") requiring such parties to buy the Additional Shares for an aggregate purchase price of $16,000,000 (the "Additional Purchase Price"), but not to exceed $2,000,000 per Additional Financing Notice. The Company agrees to deliver one or more Additional Financing Notices for a minimum of $4,000,000. An Additional Financing Notice may be delivered no earlier than fifteen (15) Trading Days following the Effective Date or the prior Additional Financing Notice. The closing of the purchase and sale of the Additional Securities (the "Additional Closing") shall take place at the offices of Krieger & Prager, LLP, Suite 1440, 39 Broadway, New York, New York 10006 on the fifth (5th) Business Day after the Additional Financing Notice is received by the Purchasers or the Company, as the case may be, or on such other date as otherwise agreed to by the parties hereto; provided, however, that in no case shall the Additional Closing take place unless and until all of the conditions listed in Section 3 of this letter and the Additional Purchase Agreement shall have been satisfied by the Company or waived by the Purchasers. The date of each Additional Closing is hereinafter referred to as the "Additional Closing Date." Notwithstanding anything to the contrary contained in this letter, each Purchaser may designate an Affiliate thereof to acquire all or any portion of the Additional Securities.

            (ii) At the Additional Closing, the parties shall deliver or shall cause to be delivered the following: (a) the Company shall deliver to (x) each Purchaser or its designated Affiliate, (1) the number of Additional Shares registered in the name of such Purchaser or its designated Affiliate, representing the shares of Common Stock to be issued and sold to such Purchaser at the Additional Closing; (2) a legal opinion in form and substance acceptable to the Purchasers, and (3) executed Additional Transaction Documents and the Transfer Agent Instructions relating to the Additional Securities, and (4) a four (4) year transferable divisible warrant in the form of the Transaction Documents to purchase shares equal to 20% of the Additional Financing Notice with an exercise price equal to 120% of the average of the closing bid prices for the five day trading period immediately preceding the Additional Closing Date with provisions for cashless exercise at the Purchaser's option and with "piggy back" registration rights, (y) to Krieger & Prager, LLP, $15,000 at the First Additional Closing and $3,500 at each Additional Closing thereof, as payment of the legal fees and expenses incurred by the Purchasers to prepare the Additional Transaction Documents, which amount shall be deducted by the Purchasers from the amount due to the Company for the Additional Securities and shall be paid directly to Krieger & Prager, LLP., (z) the fees of Ladenburg Thalmann Co., Inc.; and (b) each Purchaser shall deliver to the Company (1) its pro rata portion of the Additional Purchase Price, in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose prior to the Additional Closing Date and (2) the executed Additional Transaction Documents.

      3. Conditions precedent to the Additional Closing. Notwithstanding anything to the contrary contained in this letter, the commitment of a Purchaser to purchase the Additional Securities is subject to the satisfaction or waiver by the Purchasers of each of the following conditions:

            (a) Closing of Initial Shares and Initial Warrants. The Initial Closing shall have occurred;

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            (b) Performance by the Company. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company between the Closing Date and the Additional Closing Date and no Potential Material Event (as defined in the Registration Rights Agreement ) shall have occurred;

            (c) Underlying Shares Registration Statement. The Additional Shares Registration Statement shall have been declared effective under the Securities Act by the Commission and shall have remained effective at all times, not subject to any actual or threatened stop order or subject to any actual or threatened suspension at any time prior to the Additional Closing Date;

            (d) Shares of Common Stock. The Company shall have duly reserved the number of shares of Common Stock as required by the Additional Transaction Documents;

            (e) Closing Threshold. For the twenty (20) Trading Days immediately preceding both the Additional Financing Notice and the Additional Closing Date, the average daily weighted dollar trading volume of the Common Stock on the NASDAQ, based on the Closing Bid Price, shall be at least 50 % of the amount of the Additional Financing Notice and the average of the Per Share Market Value for such twenty (20) Trading Day period shall be greater than $2.00.

            (f) Deliveries pursuant to Additional Transaction Documents. At the Additional Closing, the Company shall deliver the Additional Securities and executed Additional Transaction Documents relating to the Additional Securities in the forms contemplated by this letter.

            (g) Restriction on Future Financing. (i) The Company covenants and agrees that it will not, without the prior written consent of the Purchasers, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock (collectively, New Common Stock ) with any third party on any date which is thirty (30) trading days prior or subsequent to any Additional Closing Date.

                  (ii) The provisions of subparagraph (g)(I) will not apply to
(w) Common Stock issued pursuant to an exemption from registration under the Securities Act of 1933; (x) an underwritten public offering of shares of Common Stock or Preferred Stock; (y) an offering of convertible Preferred Stock or Debentures at market or above; or (z) the issuance of securities (other than for cash) in connection with an acquisition, merger, consolidation, sale of assets, disposition or the exchange of the capital stock for assets, stock or other joint venture interests.

      4. Governing Law. This letter shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

      5. Execution. This letter may be executed in two or more counterparts, all of

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which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

      Please indicate your agreement with the foregoing by executing a countersigned copy of this letter and returning the same to our attention, whereupon effective immediately thereafter this letter shall become a legally valid and binding agreement between the Purchasers and the Company.

      We look forward to our continuing relationship.

                                   Sincerely,

                                   Young LLC


                                   By:__________________________________________

                                   Name:________________________________________

                                   Title:_______________________________________

Agreed and accepted

February 3, 2000

INTERACTIVE TECHNOLOGIES.COM, LTD.


By:__________________________________________
   William R. Becker, Chief Executive Officer